Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Steven Schottenstein (“Executive”) and M/I Homes, Inc., an Ohio corporation (the “Company”).

WHEREAS, Executive has been employed by the Company as its Chief Operating Officer (and in this capacity holds other various positions with the Company and its affiliates), has held various positions as a director, officer and/or manager with the Company’s subsidiaries and affiliates, is a trustee of the M/I Homes Foundation (the “M/I Foundation”), and is a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the parties acknowledge that Executive’s employment with the Company will terminate, effective July 21, 2006 (the “Separation Date”); that he has resigned from his position as a trustee of the M/I Foundation and from all positions as a director, officer and/or manager of each of the Company’s subsidiaries and affiliates effective as of the Announcement Date; and that he will resign his position as a member of the Board effective as of the Separation Date;

WHEREAS, the parties wish to define the terms and conditions of Executive’s separation from service with the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1. Separation. The Company and Executive publicly announced Executive’s separation on June 15, 2006 (the “Announcement Date”), and the parties agree that Executive shall formally separate from service with the Company and each of its subsidiaries and affiliates effective as of the Separation Date and shall resign from the Board effective as of the Separation Date. On the Separation Date, (a) Executive’s employment with the Company and all further compensation and remuneration of Executive and all eligibility of Executive under Company benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law and (b) Executive shall resign from the Board. Executive shall receive all compensation and benefits to which he is entitled as an employee of the Company until the Separation Date.

2. Separation Payments and Benefits. In connection with his separation of service from the Company, Executive and Company hereby agree to specific terms and obligations:

(a) Executive shall receive severance pay in the gross amounts as follows:

(i) $974,000 (which is equal to the Executive’s average base salary for the years 2003, 2004 and 2005, times two); plus

(ii) $3,334,000 (which is equal to the Executive’s average annual bonus for the years 2003, 2004 and 2005, times two); plus

(iii) an amount equal to the pro rata portion of the 2006 Annual Bonus to which Executive would have been entitled had he remained employed by the Company through the date such 2006 Annual Bonus is paid, based on the total number of days from January 1, 2006 through the Separation Date divided by 365, which amount shall be due if, and only if, Executive would have received his 2006 Annual Bonus if he had remained employed by the Company through the date such 2006 Annual Bonus would have been paid.

The foregoing amounts to total severance of $4,308,000 plus the amount, if any, calculated pursuant to clause (iii) above (collectively, the “Severance”). In addition, Executive shall be entitled to keep the compensation he received from the Announcement Date through the Separation Date. The Severance is intended to compensate Executive for his long and distinguished service to the Company. The amounts described in clauses (i), (ii) and (iii) above shall be paid to Executive, as follows:

(x) Immediate Severance. The Company shall pay Executive $2,154,000 ratably beginning on the Effective Date and ending on January 31, 2007 in accordance with the Company’s ordinary payroll practices in effect during such period.

(y) Deferred Severance. The Company shall pay Executive $2,154,000 in equal monthly installments beginning February 1, 2007 and ending on July 1, 2007.

(z) 2006 Annual Bonus. The amount, if any, calculated pursuant to clause (iii) above shall be paid on the date(s) the 2006 Annual Bonus, if any, would have been paid to Executive had Executive remained employed by the Company.

The gross amount of the Severance shall be reduced by ordinary and customary tax withholdings as required by law.

(b) Within 10 days following the Effective Date (as that term is defined in paragraph 20 herein), the Company shall pay Executive a lump sum payment of $22,000, less applicable taxes, to cover the costs of Executive’s medical and dental insurance benefits for Executive and Executive’s eligible dependents, if any, under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

(c) With respect to Executive’s 48,000 vested stock options, the Company will, upon the Effective Date (as that term is defined in paragraph 20), treat the Executive as retired for purposes of the 1993 Stock Incentive Plan, as amended, and Executive shall have one year from the Effective Date to exercise such vested stock options. Executive acknowledges that he has no ownership interest or exercisable right in or to the 184,000 shares of unvested stock options held by him prior to the Separation Date.

(d) Executive will be deemed retired as of the Effective Date for purposes of Executive Deferred Compensation under the Company’s Executive Deferred Compensation Plan, as amended. The Executive Deferred Compensation will be distributed on dates designated by the Executive, subject to the terms and conditions of such plan. The amount of the Executive Deferred Compensation will be determined by the market value on the distribution dates.

(e) Executive is entitled to any amounts which Executive had previously deferred (including any interest earned or credited thereon), pursuant to the Company’s 401(k) Plan (payable in accordance with the terms of the plan) and the Company’s Nonqualified Savings and Supplemental Plan (payable no earlier than the date that is six (6) months and one day after the Separation Date (or, if earlier, his date of death), and no later than ten (10) business days thereafter).

3. Automobile. In addition to the consideration described in Paragraph 2 above, the Company agrees to buy out the lease (dated December 30, 2004) of the Company automobile currently used by Executive and held by Huntington Leasing Company, valued at approximately $54,000, and title in said automobile shall be transferred to Executive.

4. No Mitigation. None of the foregoing benefits provided in Paragraphs 2 or 3 shall (i) be subject to any mitigation obligation on Executive’s part, or (ii) be terminated or diminished if Executive should accept other employment after the Separation Date, otherwise in accordance with this Agreement.

5. Totality of Payments. Executive agrees that he is not entitled to any payments, compensation, stock options, deferred compensation, benefits, or remuneration of any kind from the Company, other than what he is receiving through this Agreement, on account of any matter, cause or thing whatsoever which has occurred prior to the date of his signing this Agreement.
6. Securities and Tax Considerations.

(a) Internal Revenue Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any guidance issued thereunder. In addition, in the event that additional guidance with respect to Section 409A of the Code becomes available, the Company agrees that, upon Executive’s reasonable request, it will amend this Agreement solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code so long as such requested amendment does not adversely affect the Company.

(b) The Company agrees to cooperate as reasonably necessary and appropriate with respect to any equity compensation instructions issued by Executive’s broker or authorized representative, subject in all respects to applicable federal, state, local or self regulatory entity securities laws, rules and/or regulations.

7. Executive Covenants.

(a) Unauthorized Disclosure. Executive shall not, during the Severance Term and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by Executive without the prior written consent of the Board or the Chief Executive Officer of the Company to any person, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, litigation strategies or defenses, and plans for new business concepts, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require him to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by him in violation of this Paragraph 7(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.

(b) Non-Competition. During the Non-Competition Period described below, Executive shall not, directly or indirectly, without the prior written consent of the Company, which consent shall not be unreasonably withheld, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of (as a stockholder, partner, or otherwise) any corporation, limited liability company, partnership, joint venture, trust or other entity that engages in the building of more than 100 residential housing units per year, determined by closings, within any of the Metropolitan Statistical Areas as the Company or any of its affiliates is now or at such time engaged in homebuilding operations, provided, however, that the “beneficial ownership” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Executive, either individually or as a member of a “group” for purposes of Section 13(d)(3) under the Exchange Act and the regulations promulgated thereunder, of not more than two percent (2%) of the voting stock of any of such entity that is publicly held shall not be a violation of this Agreement.

(c) Non-Interference. During the Non-Competition Period described below, Executive shall not, either directly or indirectly, alone or in conjunction with another person, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, customer or supplier of the Company, its subsidiaries and/or affiliates or otherwise had a business relationship with the Company, its subsidiaries and/or affiliates. For the avoidance of doubt, this Paragraph 7(c) does not prohibit Executive from employing his current executive assistant at any time following the Separation Date.

(d) Non-Competition Period. For purposes of this Agreement, the “Non-Competition Period” means the one-year period immediately following the Announcement Date.

(e) Remedies. Executive agrees that any breach of the terms of this Paragraph 7 or of Paragraph 9 of this Agreement, would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Paragraph 7(e) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited, to the recovery of damages from Executive. Executive and the Company further agree that the provisions of Paragraphs 7(b) and 7(c) are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable. The provisions of this Paragraph shall survive any termination of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of Paragraph 7; provided, however, that this paragraph shall not, in and of itself, preclude Executive from defending himself against the enforceability of the covenants and agreements of Paragraph 7. Nothing in this paragraph shall preclude the Company either from asserting any claim for damages it may have for a violation of Paragraph 7 or from seeking equitable relief to enjoin Executive from violating Paragraph 7.

8. Indemnification.

(a) The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, manager, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of the Proceeding is Executive’s alleged action in the course of serving as a director, officer, manager, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of Ohio, against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, manager, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators; provided, however, that nothing herein is intended to indemnify Executive for any acts committed by Executive which unequivocally fall outside the scope of his employment with the Company or his membership on the Board. The Company shall advance to Executive all costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.

(b) Neither the failure of the Company (including its Board, legal counsel or shareholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Paragraph 8(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that Executive has not met the applicable standard of conduct.

(c) The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive, for a period of five years from the Separation Date, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

9. Cooperation. Executive shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Executive, and the Company agrees to reimburse Executive for reasonable costs and expenses incurred as a result thereof. Executive agrees that he will not speak or communicate with any party or representative of any party, who is known to Executive to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless he is given express permission to do so by the Company, or is otherwise compelled by law to do so, and then only after advance notice to the Company.

10. Release of All Claims.

(a) Release of Company by Executive. In consideration of the receipt of the sums and covenants stated herein, Executive does hereby, on behalf of himself, his heirs, administrators, executors, agents, and assigns, forever release, requite, and discharge the Company and its agents, parents, subsidiaries, affiliates, divisions, officers, managers, directors, employees, predecessors, successors, and assigns (“Released Parties”), both in their individual and representative capacities, from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which Executive has ever had, now has, or may hereafter have against said Released Parties for or on account of any matter, cause or thing whatsoever which has occurred prior to the date of his signing this Agreement. This release of claims includes, without limitation of the generality of the foregoing, any and all claims which are related to Executive’s employment with the Company or any of its subsidiaries, affiliates or predecessors, his resignation from his officer position with the Company, his resignation from the Board, his resignation from positions as a director, officer and/or manager of any of the Company’s subsidiaries or affiliates, and his resignation as a trustee of the M/I Foundation; and any and all rights which Executive has or may have had under the following laws: Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991; Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; Ohio Revised Code Section 4112.01 et seq.; and all other federal, state, and local statutes, regulations or public policies, as well as the laws of contract, torts, and all other subjects; provided, however, that nothing herein shall be deemed to affect any rights of Executive under this Agreement or to any pension, employee welfare benefits, stock options, or restricted shares which were vested on or prior to the Separation Date or Effective Date, as applicable, and pursuant to this Agreement; and provided further that nothing herein shall be deemed to affect any rights of Executive to indemnification as provided under Paragraph 8 above and for such acts otherwise covered under the terms and conditions of Directors and Officers liability insurance maintained by Company during the employment of Executive.
(b) Age Discrimination Claims and Older Worker’s Benefit Protection Act Terms. Executive specifically acknowledges that the release of his claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act (“ADEA”), and Executive further acknowledges and agrees that:

i.
Executive waives his claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which Executive would not otherwise have been entitled;

ii.	Executive was and is hereby advised to consult an attorney in connection with this Agreement;

iii.	Executive has been given a period of 21 days within which to consider the terms of this Agreement;

iv.
Executive may revoke his signature on this Agreement for a period of 7 days following his execution of this Agreement, rendering the Agreement null and void, provided that such revocation is in writing delivered to J. Thomas Mason, Senior Vice President and General Counsel, M/I Homes of Central Ohio LLC, 3 Easton Oval, Suite 500, Columbus, Ohio 43219;

v.	this Agreement is written in plain and understandable language which Executive fully understands; and

vi.	this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act.

11. Complete and Absolute Defense. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.
12. Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as, an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

13. Return of Property. Except as provided below, the Company acknowledges that Executive has returned to the Company all Company documents and property in his possession or control including, but not limited to, Personal Computer(s) and all Software, Security Keys and Badges, Price Lists, Supplier and Customer Lists, Files, Reports, all correspondence both internal and external (memoranda, letters, quotes, etc.), Business Plans, Budgets, Designs, and any and all other property of the Company; and the Company shall promptly return to Executive his personal property and files; provided that Executive is expressly permitted to retain, and assume ownership of, (a) his Company-provided cell phone (together with rights to the use of the cell phone number at Executive’s sole expense) and BlackBerry device and (b) the furniture in Executive’s office; and provided further that Executive is expressly permitted to retain any documents and property necessary for Executive’s service as a director of the Company.

14. Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he or it has carefully read the foregoing Agreement, consisting of 10 pages, and knows the contents thereof, and that he or it has executed the same as his or its own free act and deed. Executive further acknowledges that he has been and is hereby advised to consult with an attorney concerning this Agreement and that he had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Executive also acknowledges that he has had the opportunity to ask questions about each and every provision of this Agreement and that he fully understands the effect of the provisions contained herein upon his legal rights.

15. Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement, including by facsimile, shall be valid and have the same force and effect as the originally-executed Agreement.

16. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.
17. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company.

18. Assignability. Executive’s obligations and agreements under this Agreement shall be binding on Executive’s heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may assign this Agreement or any of its rights or obligations arising hereunder to any party, as part of a sale of substantially all of its assets or other significant change of control.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto in respect of the subject matter hereof, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter hereof.

20. Effective Date. This Agreement will become effective on the eighth day following signature by Executive and the Company (the “Effective Date”), unless sooner revoked by Executive by written revocation delivered to the Company’s Senior Vice President and General Counsel.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and witnessed.
STEVEN SCHOTTENSTEIN:

/s/ Steven Schottenstein
Steven Schottenstein

M/I HOMES, INC.

By: /s/ J. Thomas Mason
J. Thomas Mason, Senior Vice              President and General Counsel